     NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE APPLICABLE STATES COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF THE STATES.

                             WARRANT NO. ___, [DATE]

                          COMMON STOCK PURCHASE WARRANT

     Tully's Coffee Corporation, a Washington corporation (the "Company"), hereby grants to ______________________ or their registered assigns or transferees (each being referred to herein as a "holder" and collectively as the "holders") the right to purchase, at any time and from time to time on and after the date hereof until the Expiration Date (as defined below), up to ______________ fully paid and non-assessable shares of Common Stock of the Company (the "Common Stock") , on the terms and subject to the conditions set forth below

     1.   EXERCISE, VESTING AND EXPIRATION OF WARRANT.

          1.1 EXERCISE. Subject to adjustment as hereinafter provided, the rights represented by this Warrant are exercisable on and after the date hereof (the "Exercise Date") until the Expiration Date, at a price per share (the "Exercise Price") of the Common Stock issuable hereunder (hereinafter, "Warrant Shares") of Thirty-three cents ($0.33) per Warrant Share. The total Exercise Price shall be payable in cash by certified or official bank check or immediately available funds. Alternatively, as provided in Section 8, the Holder hereof may surrender this certificate (with the form of Notice of Exercise duly executed) and direct the Company to issue the net number of Warrant Shares issuable pursuant to a Net Exercise (as defined in Section 8) of this Warrant, in whole or in part from time to time.

          1.2 PROCEDURE. Upon surrender of this Warrant with a duly executed Notice of Exercise in the form of Annex A attached hereto, together with payment of the total Exercise Price for the Warrant Shares purchased (or, if applicable, instructions with respect to a Net Exercise in accordance with Section 8), at the Company's principal executive offices presently located at 2010 Airport Way South, Seattle, WA, 98134, or at such other address as the Company shall have advised the holder in writing (the "Designated Office"), the holder shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased. The Company agrees that the Warrant Shares shall be deemed to have been issued to the holder as of the close of business on the date on which this Warrant shall have been surrendered together with the Notice of Exercise and payment for such Warrant Shares.

          1.3 VESTING. This Warrant is fully vested and is not callable or redeemable by the Company.

          1.4 TERM OF WARRANT. This Stock Purchase Warrant (hereinafter, this "Warrant") shall expire and be of no further force or effect upon the earlier of:

          (a) the tenth (10th) anniversary of the date hereof (the "Expiration Date"); or

          (b) the completion by the Company of a "Qualified Public Offering" (as defined herein) provided, that the Company shall deliver to the Holder notice of the Qualified Public Offering, and the Holder's right to exercise the Warrants, no less than thirty (30) days before the date scheduled for the effectiveness of the Registration Statement relating thereto. For purposes of this subsection 1.4(b), "Qualified Public Offering" shall mean the consummation of the Corporation's first sale of its Common Stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million and a per share price to the public of at least $5 (as adjusted for stock splits, combinations, recapitalizations and the like).

     2.   TRANSFER; ISSUANCE OF STOCK CERTIFICATES: RESTRICTIVE LEGENDS.

          2.1 RESTRICTIONS ON TRANSFER. These Warrants were issued as part of certain "investment units" consisting of the Warrants and shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). The Warrants are non-detachable from the shares of Preferred Stock forming the other part of the Units and may not be sold, transferred or hypothecated except in conjunction a simultaneous transfer of the shares of Preferred Stock to which the Warrants are attached.

          2.2 TRANSFER. Subject to compliance with the restrictions on transfer set forth in this Section 2 and the legends set forth below, each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with a written assignment of this Warrant in the form of Annex B attached hereto duly executed by the holder or its agent or attorney. Upon such surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, if any. A Warrant, if properly assigned in compliance with the provisions hereof, may be exercised by the new holder for the purchase of Warrant Shares without having a new Warrant issued. Prior to due presentment for registration of transfer thereof, the Company may deem and treat the registered holder of this Warrant as the absolute owner hereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary. All Warrants issued upon any assignment of Warrants shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits as the Warrants surrendered upon such registration of transfer or exchange.

          2.3 STOCK CERTIFICATES. Certificates for the Warrant Shares shall be delivered to the holder within a reasonable time after the rights represented by this Warrant shall have been exercised pursuant to Section 1 (but in any event no later than twenty (20) business days thereafter), and a new Warrant representing the shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder within such time period. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder hereof including, without limitation, any documentary, stamp or similar tax that may be payable in respect thereof; provided, however, that the Company shall not be required to pay any income tax to which the holder hereof may be subject in connection with the issuance of this Warrant or the Warrant Shares.

          2.4  RESTRICTIVE LEGENDS.

               2.4.1 SHARE LEGENDS. Except as otherwise provided in this Section 2, each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with legends in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR EXEMPTION THEREFROM UNDER SAID ACT AND LAWS.

               2.4.2 WARRANT LEGENDS. Except as otherwise provided in this
Section 2, each Warrant issued upon transfer shall be stamped or otherwise imprinted with legends in substantially the following forms:

     (a) NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE APPLICABLE STATES COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT

          AND THE SECURITIES LAWS OF THE STATES.

     (b) NOTICE IS HEREBY GIVEN THAT THIS WARRANT WAS ISSUED BY THE COMPANY AS PART OF AN "INVESTMENT UNIT" CONSISTING OF THE WARRANT AND SHARES OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK, THAT THE WARRANT IS NON-DETACHABLE FROM SUCH SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND THEREFORE THE WARRANT MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT IN CONJUNCTION WITH A SIMULTANEOUS TRANSFER, SALE, ASSIGNMENT OR HYPOTHECATION OF THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK TO WHICH THE WARRANT IS ATTACHED. ANY OTHER TRANSFER SHALL BE DEEMED BY THE COMPANY TO BE NULL AND VOID.

               2.4.3 REMOVAL OF LEGENDS. Notwithstanding the foregoing, the legend requirements of Sections 2.4.1(a) and 2.4.2(a) shall terminate as to any particular Warrant or Warrant Share when the Company shall have received from the holder thereof an opinion of counsel in form and substance satisfactory to the Company that such legend is not required in order to ensure compliance with the Securities Act. Whenever the restrictions imposed by this Section 2 shall terminate, the holder hereof or of Warrant Shares, as the case may be, shall be entitled to receive from the Company, without cost to such holder, a new Warrant or certificate for Warrant Shares of like tenor, as the case may be, without such restrictive legend.

     3. ADJUSTMENT OF NUMBER OF SHARES; EXERCISE PRICE: NATURE OF SECURITIES ISSUABLE UPON EXERCISE OF WARRANTS.

          3.1 EXERCISE PRICE: ADJUSTMENT OF NUMBER OF SHARES. The Exercise Price set forth in Section 1 hereof and the number of shares purchasable hereunder shall be subject to adjustment from time to time as hereinafter provided.

               3.1.1 STOCK SPLITS, STOCK DIVIDENDS AND REVERSE STOCK SPLITS. In case at any time the Company shall split or subdivide the outstanding shares of Common Stock into a greater number of shares, or shall declare and pay any stock dividend with respect to its outstanding stock that has the effect of increasing the number of outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or stock dividend, shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision or stock dividend shall be proportionately increased, and conversely, in case at any time the Company shall combine its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced. By way of example, in the event the Company implements a two-for-one stock split, the holder of a Warrant to purchase 100 Warrant Shares would, following such stock split, be entitled to purchase 200 Warrant Shares, and the Exercise Prices therefor set forth in Section 1.1 would each be halved; accordingly, a full exercise of said Warrant would result in a purchase of 200 Warrant Shares at an Exercise Price of $0.165 per Warrant Share, for an aggregate purchase price of $33.00.

               3.1.2 MERGER, SALE OF ASSETS, ETC. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be a reorganization (other than a combination, reclassification, exchange, or subdivision of shares as provided in Sections 3.1.1 and 3.1.3), merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are convened by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or cash or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this warrant had been exercised immediately before such reorganization, consolidation, merger, sale or transfer, all subject to final adjustment as provided in this Section 3. The foregoing provisions of this Section 3.1.2 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock and securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

               3.1.3 RECLASSIFICATION, ETC. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, shall, by the reclassification or exchange of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification, exchange, or other change and the Exercise Price therefor in effect immediately prior to such reclassification, exchange or other change, and each of the subsequent applicable Exercise Prices, shall be appropriately adjusted, all subject to further adjustment as provided in this Section 3.

          3.2 DISSOLUTION, LIQUIDATION OR WIND-UP. In case the Company shall, at any time prior to the exercise of this Warrant, dissolve, liquidate or wind up its affairs, the holder hereof shall be entitled, upon the exercise of this Warrant, to receive, in lieu of the Warrant Shares which the holder would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to such holder upon any such dissolution, liquidation or winding up with respect to such Warrant Shares, had such holder hereof been the holder of record of the Warrant Shares receivable upon the exercise of this Warrant on the record date for the determination of those persons entitled to receive any such liquidating distribution. The Company shall provide the Holder notice of any such liquidation, dissolution or winding up and of the Holder's right to exercise this Warrant at least thirty (30) days prior to the date scheduled for the effective date thereof.

          3.3 CERTIFICATE. In each case of an adjustment in the Exercise Prices, number of Warrant Shares or other stock, securities or property receivable upon the exercise of this Warrant, the Company shall compute, certified by the Company's Chief Financial officer, such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of (i) the number of shares of Common Stock of each class outstanding or deemed to be outstanding, (ii) the adjusted Exercise Price and (iii) the number of Warrant Shares issuable upon exercise of this Warrant. The Company will forthwith mail a copy of each such certificate to the holder hereof In the event that the holder disputes such adjustment, the holder shall be entitled to request the Company's independent certified public accountants to certify such adjustment, which in the absence of manifest error shall be final and binding. Upon determination of such adjustment, the Board of Directors shall forthwith make the adjustments described therein. No certificate shall be required under this section unless the adjustment of the Exercise Prices would require an increase or decrease of at least $.01 per Warrant Share in such price; provided that any adjustments which by reason of this sentence are not required to be made shall be carried forward and shall be made at the time of the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.01 per Warrant Share in the Exercise Prices.

     4.   REGISTRATION; EXCHANGE AND REPLACEMENT OF WARRANT; RESERVATION OF
SHARES.

          4.1 WARRANT REGISTER. The Company shall keep at the Designated Office a register in which the Company shall provide for the registration, transfer and exchange of this Warrant. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

          4.2 NAMED HOLDER AS OWNER. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in this
Section 4.

          4.3 REPLACEMENT IN EVENT OF LOSS, THEFT, ETC. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will (in the absence of notice to the Company that the Warrant has been acquired by a BONA FIDE purchaser) make and deliver a new Warrant of like tenor, in lieu of this Warrant without requiring the posting of any bond or the giving of any security.

          4.4 SHARES RESERVED. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, if applicable, all Warrant Shares issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable.

     5.   FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

     If the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted pursuant to Section 3 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of this Warrant or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share as may be prescribed by the Board of Directors of the Company.

     6.   NOTICES.

     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered personally, or mailed by registered or certified mail, return receipt requested, or telecopied or telexed and confirmed in writing and delivered personally or mailed by registered or certified mail, return receipt requested:

          (a) If to the holder of this Warrant, to the address of such holder as shown on the books of the Company; or

          (b)  If to the Company, as follows:

                      Tully's Coffee Corporation
                      2010 Airport Way South
                      Seattle, WA 98134
                      Telephone: (206)233-2070
                      Facsimile: (206)233-0573

or at such other address as the holder or the Company may hereafter have advised the other.

     7.   SUCCESSORS.

     Subject to the restrictions set forth in the Shareholders' Agreement, all the covenants, agreements, representations and warranties contained in this warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors assigns and transferees.

     8.   NET EXERCISE RIGHTS.

     In lieu of exercising this Warrant by payment of the Exercise Price in cash, at the Holder's option, this Warrant may be exercised in whole or in part from time to time as follows (a "Net Exercise"): Upon written notice to the Company that the Holder intends to exercise this Warrant in whole or in part by a Net Exercise, the Holder shall be entitled to receive the number of Warrant Shares equal to the quotient determined by dividing [(A-B) x C] where:

     A = the fair market value of one Warrant Share at the time of exercise
     B = the Exercise Price per share then in effect
     C = the number of Warrant Shares issuable upon such exercise if the
         Warrant, or part thereof, had the Warrant been exercised with a cash payment.

The fair market value of one Warrant Share shall be determined in good faith by the Board of Directors of the Company. Upon request of the Holder, the Company shall provide the Holder an officer's certificate certifying the Board of Director's determination of the then fair market value of a Warrant Share.

     9.   LAW GOVERNING.

     This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington (not including the choice of law rules thereof) regardless of the jurisdiction of creation or domicile of the Company or its successors or of the holder at any time hereof.

     10.  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.

     This Warrant sets forth the entire understanding of the parties with respect to the transactions contemplated hereby. The failure of any party to seek redress for the violation or to insist upon the strict performance of any term of this Warrant shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Warrant may be amended, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or written waiver of the holder, and then such consent or waiver shall be effective only in the specific instance and for the specific purpose for which given.

     11.  SEVERABILITY; HEADINGS.

     If any term of this Warrant as applied to any person or to any circumstance is prohibited, void, invalid or unenforceable in any jurisdiction, such term shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without in any way affecting any other term of this Warrant or affecting the validity or enforceability of this Warrant or of such provision in any other jurisdiction. The Section headings in this Warrant have been inserted for purposes of convenience only and shall have no substantive effect.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

                                        TULLY'S COFFEE CORPORATION



                                        By: _____________________
                                            Stephen R. Griffin,
                                            Vice President - Finance & CFO
                                            Corporate Secretary

                                     ANNEX A

                               NOTICE OF EXERCISE

                      (TO BE EXECUTED UPON PARTIAL OR FULL
                         EXERCISE OF THE WITHIN WARRANT)

                         To TULLY'S COFFEE CORPORATION:

     The undersigned hereby irrevocably elects to exercise the right to purchase __________ shares of Common Stock covered by the within Warrant according to the conditions hereof and herewith makes payment of the Exercise Price of such shares in full in the amount of $________.


By: ________________________________


Dated: _____________________________

                                     ANNEX B

                                 ASSIGNMENT FORM

     FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

NAME AND ADDRESS OF ASSIGNEE        NO. OF SHARES OF COMMON STOCK
----------------------------        -----------------------------






and does hereby irrevocably constitute and appoint attorney-in-fact to register such transfer onto the books of ____________________ maintained for the purpose, with full power of substitution in the premises. The undersigned hereby certifies that this assignment complies in all respects with the provisions of that certain Warrant Agreement dated .

Dated: ____________________             Print Name:________________________

                                        Signature:_________________________

                                        Witness:____________________________

NOTICE: The signature on this assignment must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.